MASIMO CORPORATION
EQUITY-HOLDER NON-COMPETITION AND CONFIDENTIALITY AGREEMENT
This Equity-Holder Non-Competition and Confidentiality Agreement (this “Agreement”), dated November 4, 2015, is made by and between the undersigned equity-holder (“Holder”), on the one hand, and Masimo Corporation, a Delaware corporation (“Masimo”), on the other hand.
RECITALS
A.    Holder acknowledges that Holder is a substantial holder of an equity interest in Masimo, is the founder of Masimo and has been its Chairman of the Board and Chief Executive Officer since its inception, and that Holder will receive substantial consideration as a result of any transaction in which Holder sells his entire equity interest in Masimo, together with the goodwill of Masimo (an “Equity Sale”). Therefore, Holder is willing to enter into this Agreement as an inducement for any acquirer to enter into agreements to effectuate an Equity Sale and to protect such acquirer’s legitimate interests as a buyer of the stock, goodwill and assets (including confidential, proprietary and/or trade secret information) of Masimo.
B.    Masimo and Holder acknowledge and agree that Masimo has conducted and engaged in the “Business” (as defined below) and that Masimo has undertaken to continue to conduct and engage in the Business and to seek to make its products and services available to customers throughout each of the fifty (50) states of the United States and throughout the world (the “Restricted Territory”).
NOW, THEREFORE, in exchange for good and valuable consideration, receipt of which is hereby acknowledged, Holder, intending to be legally bound, hereby agrees as follows:
1.    During (i) Holder’s employment with Masimo (other than in accordance with Holder’s position at and duties to Masimo and position at and duties to Cercacor Laboratories, Inc. (“Cercacor”) a Delaware corporation (f/k/a Masimo Laboratories, Inc.) or as otherwise set forth in the Employment Agreement (as defined below)) and (ii) subject to the payment of the “Non-Competition Payment” (as defined in the Employment Agreement) to Holder pursuant to the terms of the Employment Agreement, the “Restricted Period” (as defined below) in the Restricted Territory, Holder agrees that Holder will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, investor, lender, guarantor of any person, or in any other capacity, for Holder or on behalf of any other person, directly or indirectly participate or engage in the Business or acquire or hold any interest in any person engaged in the Business. Notwithstanding the foregoing, Holder may (i) participate and engage in the Business as an investor, employee, consultant, officer and/or director of, and provide services to, Cercacor or Masimo, (ii) serve on the board of directors of any company or entity that is not engaged in the Business, (iii) own, directly or indirectly, solely as an investment, (A) up to one percent (1%) of any class of “publicly traded securities” of any person or entity that engages in the Business or (B) up to five percent (5%) of the securities that are not “publicly traded securities” of any person or entity that engages in the Business, provided in each case that Holder does not also actively manage or serve as an advisor to such person or entity, and provided further that the ownership restrictions in this clause (iii) shall not apply to Holder’s director or indirect ownership of securities of Masimo or Cercacor and (iv) work for a division, entity or subgroup of any person or entity that engages in the Business so long as such division, entity or subgroup does not also engage in the Business. For purposes of this Agreement, (a) “publicly traded securities” shall mean securities that are traded on a national securities exchange, (b) “Business” means the design, research, development, use, marketing, sale or distribution of any products or services in the field of non-invasive blood constituent monitoring, and (c) the “Restricted Period” means the period commencing on the date of Holder’s Qualifying Termination (as defined in the Amended and Restated Employment Agreement dated as of the date hereof by and between Masimo and Holder (the “Employment Agreement”) following an Equity Sale and ending on the fifth (5th) anniversary of the date of such Qualifying Termination.
2.    Masimo has and will develop, compile and own certain proprietary and confidential information that has great value in its business (“Confidential Information”). Confidential Information includes information and physical material not generally known or available outside Masimo and information and physical material entrusted to Masimo in confidence by third parties. Confidential Information includes, without limitation: (i) company “Inventions” (as defined below); and (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, developments, laboratory notebooks, processes, formulas, techniques, mask works, engineering designs and drawings, hardware configuration information, lists of, or information relating to, employees and consultants of Masimo (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of Masimo on whom Holder called or with whom Holder became acquainted during employment with Masimo), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to Holder by Masimo either directly or indirectly, whether in writing, electronically, orally, or by observation. Holder acknowledges that such information is secret, valuable and owned by Masimo.
3.    During and after Holder’s employment by Masimo, Holder agrees to keep confidential, and not disclose or make use of any Confidential Information except with Cercacor or as otherwise authorized by Masimo or as necessary for the performance of Holder’s duties as a Masimo employee or director.
4.    During Holder’s employment with Masimo, Holder will not disclose to Masimo or make use of any confidential, proprietary or trade secret information or material belonging to a former employer or other third party.
5.    Prior to Holder’s employment with Masimo, Holder did not create any inventions, works of authorship, or trade secrets that relate to the Business as conducted and engaged in by Masimo, except for those identified on the list attached to this Agreement as Exhibit A hereto.
6.    Holder agrees to promptly disclose to Masimo or Cercacor, as appropriate, all discoveries, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, know-

how, and data works of authorship, (whether or not patentable or registrable under copyright or similar statutes) made, conceived, reduced to practice, or learned by Holder (either alone or jointly with others) during Holder’s employment with Masimo, that are related to or useful in the Business as conducted and engaged in by Masimo, or which result from tasks assigned to Holder by Masimo, or from the use of premises owned, leased, or otherwise acquired by Masimo. For the purposes of this Agreement, all of the foregoing are referred to as “Inventions”.
7.    Holder acknowledges and agrees that all Inventions that relate to the Business as conducted and engaged in by Masimo, other than those listed in Exhibit A hereto, and other than those that holder is obligated to assign to Cercacor, belong to and shall be the sole property of Masimo and shall be Inventions of Masimo subject to the provisions of this Agreement. Holder hereby assigns to Masimo all rights that Holder may have to such Inventions, except for inventions which Holder is allowed to retain under California Labor Code section 2870, a copy of which is attached to this Agreement as Exhibit B hereto.
8.    Holder agrees that all works of authorship to which Holder contributes and that relate to the Business as conducted and engaged in by Masimo during and as a part of Holder’s employment shall be considered “works made for hire” and shall be the sole property of Masimo or Cercacor, as appropriate.
9.    Holder will cooperate with Masimo and do whatever is necessary or appropriate to obtain patents, copyrights, or other legal protection on projects to which Holder contributes and are subject to an obligation of assignment to Masimo, and, if Holder is incapacitated for any reason from doing so, Holder hereby authorizes Masimo to act as Holder’s agent and to take whatever reasonable action is needed on Holder’s part to carry out this Agreement. After Holder’s employment, Masimo will pay Holder for his time for such assistance at an hourly rate equal to Holder’s highest full time compensation at Masimo calculated on an hourly basis.
10.    Upon termination of Holder’s employment for any reason, Holder will promptly assemble all property of Masimo in Holder’s possession or under Holder’s control and return it to Masimo.
11.    Except where prohibited by law, Holder agrees that during (i) Holder’s employment and (ii) subject to the payment of the Non-Competition Payment to Holder pursuant to the terms of the Employment Agreement, the Restricted Period, Holder will not, without express written authorization from Masimo, (a) solicit or induce any employee or consultant of Masimo to quit their employment or cease doing business with Masimo, or (b) other than on behalf of any charitable or non-profit enterprise, solicit Masimo’s customers or suppliers, provided that each of the restrictions in this paragraph shall not apply in respect of Cercacor.
12.    Holder hereby acknowledges and agrees that (a) this Agreement is necessary for the protection of the legitimate business interests of Masimo and any acquirer in acquiring and realizing the value of the stock, goodwill and assets of Masimo in connection with an Equity Sale, (b) the scope of the covenants set forth in this Agreement in time, geography and types and limitations of activities restricted is reasonable and necessary to protect Masimo’s and any acquirer’s legitimate interest in the goodwill, trade secrets, properties and assets and Confidential Information of Masimo, and (c) Holder has had adequate opportunity to consult with counsel prior to entering into this Agreement. Notwithstanding anything set forth in this Agreement to the contrary, none of the restrictions in this Agreement shall prohibit Holder from participating and engaging in the Business as an investor, employee, consultant, officer and/or director of, and providing services to, Cercacor.
13.    Holder agrees that a violation of this Agreement may cause irreparable harm to Masimo’s reputation, customer relationships, and other aspects of its business for which an award of money damages would be inadequate. Holder therefore agrees that Masimo shall be entitled to injunctive relief as appropriate to prevent Holder from violating this Agreement, in addition to any claims for money damages not to exceed repayment of the Non-Competition Payment pursuant to the terms of the Employment Agreement.
14.    For purposes of enforcing this Agreement, Holder hereby consents to jurisdiction in the Superior Court of California for the County of Orange, as well as any other jurisdiction allowed by law.
15.    This Agreement shall be governed by the law of the state in which Holder resides, or Delaware if Holder resides outside the United States.
16.    Holder understands that Holder’s obligations under this Agreement remain in effect even after Holder’s employment with Masimo terminates.
17.    This Agreement does not guarantee Holder any term of employment or limit Holder’s or Masimo’s right to terminate Holder’s employment at any time, with or without cause and with or without notice.
18.    If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to effect the intent of the parties hereto.
19.    This Agreement is binding on Holder’s successors and assigns, and will benefit the successors and assigns of Masimo.
20.    Except for the applicable provisions of the Employment Agreement, this Agreement represents Holder’s entire agreement with Masimo with respect to the subject matter herein, superseding any previous oral or written understandings or agreements with Masimo or any of its officers, including, without limitation, the Masimo Employee Confidentiality Agreement dated as of March 3, 2010, between Masimo and Holder. This Agreement may be amended or modified only in writing signed by all the parties hereto.
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MASIMO		HOLDER

By:	/s/ Mark P. de Raad	Signature:	/s/ Joe Kiani

Name:	Mark P. de Raad	Name:	Joe Kiani

Title:	Executive Vice President and Chief Financial Officer	Date:	November 4, 2015

[Signature Page to Equity-Holder Non-Competition and Confidentiality Agreement]

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP*

Title	Date	Identifying Number or Brief Description
NONE	NONE	NONE

Name of Holder:    Joe Kiani
* If there are none, so state.

EXHIBIT B
CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS
“(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
(2)    Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”